Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS REPORTS FIRST PROFITABLE QUARTER

WITH NET INCOME OF $3.0 MILLION

•                  Net sales of $26.6 million; up 62% from the third quarter of 2007

•                  Gross margin of 81% compared with 74% in the third quarter of 2007

•                  GAAP Earnings Per Share of $0.10; Non-GAAP E.P.S. of $0.15

•                  Cash flow from operations of $4.5 million

•                  Domestic in-office procedure volume grows to 55%

MOUNTAIN VIEW, Calif. (October 29, 2008) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today announced financial results for the third quarter ended September 30, 2008.

Net sales for the third quarter of 2008 were $26.6 million, up 62% compared with net sales of $16.4 million for the third quarter of 2007. These results exceeded the Company’s net sales guidance of $25.0 to $26.0 million issued on July 23, 2008.  The Company reported net income in the third quarter of 2008 of $3.0 million, or $0.10 per fully diluted share, compared to a net loss in the same period last year of $(2.6) million, or $(0.09) per share. The net income for the period exceeded the Company’s net income guidance of $2.0 to $2.5 million. Excluding stock-based compensation expense, amortization of intangible assets and amortization of debt issuance costs, net income on a non-GAAP basis was

$4.7 million, or $0.15 per fully diluted share, compared with a net loss of $(0.7) million, or $(0.02) per share.

Compared with the prior year third quarter, domestic sales of the Essure system increased 38% to $21.2 million. International sales increased 435% over the third quarter of 2007 to $5.4 million in part due to the recognition of international sales at higher end-user pricing following the acquisition in January 2008 of Conceptus SAS. Domestic sales growth reflects continued increases in the numbers of physicians entering and completing training and certified physicians performing the Essure procedure in-office, the highest utilization setting.  During the third quarter of 2008, the Company entered 528 physicians into preceptorship, certified 491 physicians and transitioned 499 physicians to performing procedures in the office setting.  Domestic in-office procedures represented 55% of net sales for the third quarter of 2008, compared with 40% in the third quarter of 2007 and 51% in the second quarter of 2008.

Gross profit for the third quarter of 2008 was $21.6 million, or 81% of net sales, compared with gross profit of $12.1 million, or 74% of net sales for the third quarter of 2007.  Total operating expenses for the third quarter of 2008 were $18.0 million, up from $15.4 million for the third quarter of 2007.  Other income and expense for the third quarter of 2008 netted to a $0.5 million expense, down from other income of $0.7 million in the third quarter of 2007.

Cash and cash equivalents were $23.8 million as of September 30, 2008, an increase of $2.6 million from June 30, 2008.  This net cash increase compares with usage of $1.3 million in the third quarter of 2007.

 “We are encouraged in these times of economic uncertainty to have achieved the most successful quarter from a financial performance perspective in the history of the Company,” said Mr. Sieczkarek, president and chief executive officer of Conceptus.  “We continue to see the strength in demand for the Essure procedure and believe that record increases in physician metrics leave us poised for strong future growth.  We have also achieved the very important milestone of profitability for the first time in the Company’s history.  While we can’t be certain about the impact on Essure procedural growth if the economic downturn worsens significantly, we remain committed to driving profitable sales growth in the future and believe that our guidance captures a realistic assessment.”

Outlook

Conceptus issued fourth quarter guidance including updated net income expectations, as follows:

•                  The Company expects net sales for the fourth quarter of 2008 to be in the range of $29.5 million to $30.5 million and net sales for the full year to be in the range of $103.0 million to $104.0 million.

•                  The Company expects earnings per fully diluted share in the range of $0.16 to $0.21 for the fourth quarter of 2008 and $0.00 to $0.05 for the full year.

These statements are only effective as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

The Company has supplemented its reported GAAP financial information with a non-GAAP measure of net income that excludes stock-based compensation expense,  amortization of intangible assets and amortization of debt issuance costs. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company’s business operations, facilitates a better comparison of results for current periods with the Company’s previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of the non-GAAP net income (loss) to GAAP net income (loss), the most directly comparable GAAP measure, is provided on the attached schedule.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of the non-GAAP financial measure provided in the attached schedule.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging onto the Company’s website, www.conceptus.com.  A replay of this conference call will be available on the website for 14 days.

A telephone replay of this conference call will be available from 6:30 p.m. Eastern time October 29, 2008 through 11:59 p.m. Eastern time October 31, 2008 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 68270301.

About the Essure Procedure

The Essure® procedure is a permanent birth control method that can be done in the comfort of a physician’s office in about 13 minutes without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Small, flexible micro-inserts are placed in the woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. Essure is 99.8 percent effective with zero pregnancies reported in clinical trials.

Three months after the Essure procedure, a doctor can perform an Essure Confirmation Test to confirm that the fallopian tubes are fully blocked and that the patient can rely on Essure for permanent birth control with full confidence. Essure was FDA-approved in 2002 and more than 180,000 women worldwide have undergone the Essure procedure.

Essure and Conceptus® are registered trademarks of Conceptus Inc.

About Conceptus

Conceptus, Inc. (NASDAQ: CPTS), is a leader in the design, development and marketing of innovative women’s healthcare. The Mountain View, CA-based company manufactures and markets Essure permanent birth control. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure.  Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area. Information about Conceptus is available at www.conceptus.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding financial guidance, growth in physician metrics, performance of Essure in the office setting and the use of non-GAAP financial measures and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to Follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$26,645	$16,430	$73,452	$45,879

Cost of goods sold	5,090	4,317	15,731	12,260

Gross profit	21,555	12,113	57,721	33,619

Operating expenses:
Research and development	1,611	1,513	5,186	4,216
Selling, general and administrative	16,363	13,917	56,546	40,098

Total operating expenses	17,974	15,430	61,732	44,314

Operating income (loss)	3,581	(3,317)	(4,011)	(10,695)

Interest and other income (expense), net	(493)	682	(720)	1,820

Income (loss) before provision for income taxes	3,088	(2,635)	(4,731)	(8,875)

Provision for income taxes	113	—	281	—

Net income (loss)	$2,975	$(2,635)	$(5,012)	$(8,875)

Basic net income (loss) per share	$0.10	$(0.09)	$(0.17)	$(0.30)
Diluted net income (loss) per share	$0.10	$(0.09)	$(0.17)	$(0.30)

Weighted average common shares used in calculation
Basic	30,342	29,525	30,165	29,405
Diluted	31,207	29,525	30,165	29,405

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2008	2007

Cash, cash equivalents and short-term investments	$23,804	$45,150

Accounts receivable, net	14,214	11,903

Inventories, net	4,702	2,418

Other current assets	2,893	3,271

Total current assets	45,613	62,742

Property and equipment, net	8,118	5,312

Intangible assets and debt issuance costs, net	7,688	3,719

Long-term investments	45,608	48,800

Goodwill	15,892	—

Other assets	153	102

Total assets	$123,072	$120,675

Total liabilities	101,759	98,748

Common stock and additional paid in capital	264,735	257,176

Other comprehensive loss	(3,161)	—

Accumulated deficit	(240,261)	(235,249)

Total stockholders’ equity	21,313	21,927

Total liabilities and stockholders’ equity	$123,072	$120,675

-more-

Conceptus, Inc.

Reconciliation of Reported Net Income (loss) and Earnings Per Share to Non-GAAP Net Income (loss) and Earnings Per Share

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income (loss), as reported	$2,975	$(2,635)	$(5,012)	$(8,875)

Adjustments to net income (loss):
Amortization of intangibles (a)	201	51	591	135
Stock-based compensation (b)	1,388	1,691	4,414	4,671
Amortization of debt issuance costs (c)	155	155	465	387
Adjustments to net income (loss)	1,744	1,897	5,470	5,193

Non-GAAP net income (loss)	$4,719	$(738)	$458	$(3,682)

Earnings per share, as reported
Basic	$0.10	$(0.09)	$(0.17)	$(0.30)
Diluted	$0.10	$(0.09)	$(0.17)	$(0.30)

Non-GAAP earnings per share
Basic	$0.16	$(0.02)	$0.02	$(0.13)
Diluted	$0.15	$(0.02)	$0.01	$(0.13)

Weighted average common shares used in calculation
Basic	30,342	29,525	30,165	29,405
Diluted	31,207	29,525	31,098	29,405

(a) Consists of amortization of intangible assets, primarily licenses and customer relationships

(b) Consists of stock-based compensation in accordance with SFAS 123(R)

(c) Consists of amortization of debt issuance costs